Tecnoglass Announces Timing of Regular Quarterly Dividend for First Quarter 2019 And Provides Update on High Return Initiatives

BARRANQUILLA, Colombia – April 8, 2019 - Tecnoglass, Inc. (NASDAQ: TGLS) (“Tecnoglass” or the “Company”), a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries, today announced that its Board of Directors has declared a regular quarterly dividend of $0.14 per share, or $0.56 per share on an annualized basis, for the first quarter of 2019. The dividend will be paid on May 26, 2019 to shareholders of record as of the close of business on April 30, 2019.

The dividend will be paid in cash or ordinary shares, to be chosen at the option of holders of ordinary shares during an election period beginning May 1, 2019 and lasting until 5:00 P.M. Eastern Time on May 14, 2019. The value of the ordinary shares to be used to calculate the number of shares to be issued with respect to that portion of the dividend payable in ordinary shares shall be the average of the closing price of the Company’s ordinary shares on NASDAQ during the period from May 1, 2019 through May 14, 2019. If no choice is made during this election period, the dividend for this election period will be paid in ordinary shares of the Company.

High Return Initiatives Update

The Company recently initiated enhancements at its glass and aluminum facilities to increase production capacity and automate operations. The Company anticipates that these high return investments will speed up production processes in response to strong customer demand, especially for aluminum products.

The Company expects to improve efficiency in its glass production by automating certain processes to increase capacity on the transformed glass tempering lines by approximately 2.5 times, while reducing material waste and overall lead times. In its aluminum operations, the Company intends to benefit from a 25% increase in capacity and favorable operating leverage with the addition of an aluminum furnace and a new extrusion line, along with working capital improvements through the automation of warehousing systems.

The Company is on track to complete its aluminum capacity expansion and the full implementation of its automation initiatives by the end of 2019, with a total anticipated investment of approximately $20 million. The Company expects to continue funding these capital investments, plus its previously announced joint venture with Saint-Gobain, with cash on hand and existing lines of credit.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “The optimization of our glass and aluminum production capabilities is aligned with our focus on efficiency and operational improvement. The automation of our warehouses and production lines adds to our successful track record of implementing lean initiatives and pursuing high return investments such as our recent conversion to solar power for a significant portion of energy needs. With our current capacity enhancements underway, we believe we are well situated to generate attractive returns and more meaningful cash flow as we execute against our expanding backlog of demand.”

About Tecnoglass

Tecnoglass Inc. is a leading manufacturer of architectural glass, windows, and associated aluminum products for the global commercial and residential construction industries. Tecnoglass is the leading architectural glass transformation company in Colombia and the second largest glass fabricator serving the United States. Headquartered in Barranquilla, Colombia, the Company operates out of a 2.7 million square foot vertically-integrated, state-of-the-art manufacturing complex that provides easy access to North, Central and South America, the Caribbean, and the Pacific. Tecnoglass supplies over 1,000 customers in North, Central and South America, with the United States accounting for 80% of revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including the El Dorado Airport (Bogota), 50 United Nations Plaza (New York), Trump Plaza (Panama), Icon Bay (Miami), and Salesforce Tower (San Francisco).

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

Investor Relations:

Santiago Giraldo

Chief Financial Officer

305-503-9062

investorrelations@tecnoglass.com

2